                          Certificate of Incorporation
                                       of
                                  Netword, Inc.

                  FIRST: The name of the corporation is Netword, Inc. (hereinafter referred to as the "Corporation").

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is 15 East North Street in the City of Dover, County of Kent. The name of its registered agent at that address is United Corporate Services, Inc.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL").

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 40,010,000 shares, of which (i) 40,000,000 shares shall be classified as Common Stock, $.01 par value per share ("Common Stock"); and (ii) 10,000 shares shall be classified as Preferred Stock, $.01 par value per share ("Preferred Stock").

                  The following is a statement of the designations, preferences and relative participating or other special rights, and the limitations or restrictions, if any, in respect of each class of capital stock of the Corporation.

                  A. COMMON STOCK.

                  1. General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the "Board") upon any issuance of the Preferred Stock of any series.

                  2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

                  3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as, when and if determined by the Board and subject to any preferential or participating dividend rights of any then outstanding Preferred Stock.

                  4. Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or participating rights of any then outstanding Preferred Stock.

                  B. PREFERRED STOCK.

                  The Preferred Stock may be issued in one or more series. The number, designation and all of the powers, preferences and rights and the qualifications, limitations or restrictions of the shares of any series of Preferred Stock may be fixed by the Board as provided in Section 151 of the DGCL. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided.

                  FIFTH: The name and mailing address of the Sole
Incorporator is as follows:

    Name                                 Mailing Address

Michelle R. Noch                    c/o Kronish Lieb Weiner & Hellman LLP
                                    1114 Avenue of the Americas
                                    New York, New York 10036

                  SIXTH: The following persons shall be the initial directors of the Corporation to serve until the first annual meeting or until their respective successors shall be duly elected and qualified or until a director's earlier resignation or removal:

   Name                                    Title
Michael Wise                        Chairman of the Board of Directors

James Karanfilian                   Director

Kent M. Klineman                    Secretary

                  SEVENTH: The Corporation shall to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. Directors of the Corporation shall have no personal liability for monetary damages for breach of a fiduciary duty, or failure to exercise any applicable standard of care, of a director to the fullest extent permitted by
Section 102(b)(7) of the DGCL.

                  EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctified by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                  NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred upon stockholders, directors and officers are subject to this reservation.

                  TENTH: The Board is expressly authorized (by action taken by a majority of the Board) to make, alter, amend or repeal the Bylaws of the Corporation in a manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, subject to the power of the stockholders of the Corporation having voting power to alter, amend or repeal the Bylaws of the Corporation.

                  I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, does make this Certificate, hereby declaring and certifying, under penalties of perjury, as provided in Section 103(b)(2) of the DGCL, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 2nd day of February, 1999.

                                                      /s/Michelle R. Noch
                                                      -------------------------
                                                      Michelle R. Noch
                                                      Sole Incorporator